EXHIBIT 99.1


Contact:

Wendy Goldberg
Six Flags
212 652 9393


                    SIX FLAGS COMPLETES PARK SALE TRANSACTION


New York, NY -- April 9, 2007 - Six Flags, Inc. [NYSE: SIX] announced today that it has completed the previously announced sale of three of its water parks and four of its theme parks to PARC 7F-Operations Corporation ("PARC") of Jacksonville, FL for $312 million, consisting of $275 million in cash and a note receivable for $37 million.

The seven parks are: Six Flags Darien Lake in Buffalo, NY; Six Flags Elitch Gardens in Denver, CO; Frontier City and the White Water Bay water park in Oklahoma City, OK; SplashTown in Houston, TX; Waterworld USA in Concord, CA; and Wild Waves and Enchanted Village in Seattle, WA.

The Company noted that obligations with respect to 2007 season passes and any committed park events, including group bookings and the previously announced Dream Nite promotion, will continue to be fulfilled under the new park ownership.

Six Flags, Inc. is the world's largest regional theme park company. Founded in 1961, Six Flags celebrated its 45th anniversary in 2006. Six Flags, Inc. is a publicly-traded corporation (NYSE: SIX) headquartered in New York City.


Forward Looking Statements:

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, Six Flags' success in implementing its new business strategy. Although Six Flags believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including factors impacting attendance, such as local conditions, events, disturbances and terrorist activities, risk of accidents occurring at Six Flags' parks, adverse weather conditions, general economic conditions (including consumer spending patterns), competition, pending, threatened or future legal proceedings and other factors could cause actual results to differ materially from Six Flags' expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the caption "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in Six Flags' Annual Report on Form 10-K for the year ended December 31, 2006, which is available free of charge on Six Flags' website http://www.sixflags.com.

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